Exhibit 5.1

[Willkie Farr & Gallagher LLP Letterhead]

November 18, 2011

Level 3 Communications, Inc.
1025 Eldorado Blvd.
Broomfield, Colorado 80021

Ladies and Gentlemen:

We have acted as counsel for Level 3 Communications, Inc. (the “Company”), a Delaware corporation, in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on November 18, 2011 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the resale of 50,498,593 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (“Common Stock”) held by the selling stockholder named in the Registration Statement, and any amendments or supplements thereto.

We have examined copies of the Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated By-Laws of the Company, the Registration Statement, all resolutions adopted by the Company’s Board of Directors, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.  In rendering the opinions expressed below, as to questions of fact material to such opinions, we have relied upon statements and certificates of officers and representatives of the Company and public officials.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.     The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.     The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

In rendering the foregoing opinions, we do not express an opinion concerning any laws other than the laws of the State of New York, the Delaware General Corporation Law (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws) and the federal laws of the United States of America.

Level 3 Communications, Inc.

November 18, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP